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                         August 24, 2023

       Joseph K. Belanoff
       Chief Executive Officer
       Corcept Therapeutics Inc.
       149 Commonwealth Drive
       Menlo Park, CA 94025


                                                        Re: Corcept
Therapeutics Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2023
                                                            File No. 000-50679

       Dear Joseph K. Belanoff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program